UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2008

Republic First Bancorp, Inc.
(Exact name of Registrant as Specified in its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	000-17007 (Commission File Number)	23-2486815 (IRS Employer Identification No.)

50 South 16th Street, Suite 2400, Philadelphia, Pennsylvania 19102
 (Address of Principal Executive Offices)

(215) 735-4422
Registrant’s telephone number, including area code

None
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Materially Definitive Agreement.

Convertible Trust Preferred Securities

On June 10, 2008, Republic First Bancorp, Inc. (the “Company”), through a newly formed Delaware statutory trust, Republic First Capital Trust IV (the “Trust”), issued $10.8 million of convertible trust preferred securities (“Trust Preferred Securities”) in a private placement transaction to a group of four investors led by Vernon W. Hill, II, the Founder and (retired) Chairman of Commerce Bancorp, and Harry D. Madonna, Founder, Chairman and Chief Executive Officer of the Company, through The Harry D. Madonna Family Trust (the “Holders” and each individually a “Holder”).

The Trust Preferred Securities have a 30 year term with a fixed interest rate of 8.00% and are convertible into common stock of the Company (“Common Stock “) at the option of the Holders at a conversion price of $6.50 (i) at any time on after the occurrence of the following events (1) if, as of the last day of any calendar quarter beginning with the quarter June 30, 2008, the closing sale price of the Common Stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of such calendar quarter is more than 110% of the conversion price in effect on the last day of such calendar or (2) upon a change of control of the Company, (ii) at any time after June 30, 2009 and (iii) on the business day immediately preceding the date of repayment of such Trust Preferred Securities, whether at stated maturity or upon redemption.

The Trust Preferred Securities may be redeemed by Company (i) at any time on or after June 30, 2013 if the closing sale price of the Common Stock for at least 20 trading days in a period of 30 consecutive trading days ending on the trading day prior to the mailing of the notice of redemption exceeds 120% of the then prevailing conversion price; and (ii) at any time on or after June 30, 2018.

The Company fully and unconditionally guaranteed the Trust Preferred Securities along with all obligations of the Trust pursuant to a Guarantee Agreement between the Company and Wilmington Trust Company, as Guarantee Trustee and the related operative documents.  The proceeds from the sale of the Trust Preferred Securities, together with the proceeds from the sale by the Trust of its common securities to the Company, were invested by the Trust in Fixed Rate Subordinated Convertible Debt Securities due 2038, issued by the Company pursuant to the  Indenture, dated as of the closing date, between the Company and Wilmington Trust Company, as Trustee.

Mr. Hill purchased $6.0 million of the Trust Preferred Securities which, together with the $1.8 million of the Trust Preferred Securities purchased by the other investors in his group, are convertible into 9.9% of the common stock of the Company.  Additionally, Mr. Madonna, purchased $3.0 million of the Trust Preferred Securities, increasing his beneficial ownership of the Company’s common stock to 9.9%, assuming conversion of the Trust Preferred Securities.

Consulting Agreement

On June 10, 2008, the Company entered into a consulting agreement with Mr. Hill for a term of four years, pursuant to which the Company will pay to Mr. Hill a fee of $250,000 per year in return for consulting services provided to the Company.  Additionally, Mr. Hill may designate one nominee for election to the Board of Directors of the Company and Republic First Bank (the “Bank”); subject to the director qualification standards of each of the Company and the Bank.  The agreement provides for termination with cause; non-competition with the Company during the term of the agreement in New York, New Jersey and Pennsylvania; non-solicitation of customers and employees for six months following an early termination of the agreement; and, while Mr. Hill’s designee serves on the Board of Directors, the following passivity commitments to: (i) vote in favor of Company proposals regarding election of the Company’s auditors and nominees to its Board of Directors; (ii) not, directly or indirectly, seek additional representation on the Board of Directors or representation on certain committees or executive offices of the Company or the Bank, (iii) not propose a director in opposition to the Company’s or Bank’s management’s nominee, (iv) not support, initiate or participate in any proxy contest against the Company or the Bank, (v) not aid in the preparation of publicity concerning the Company or the Bank without prior approval of the Company, unless required by law, or otherwise make any public statement that would reflect negatively against the Company or the Bank, (vi) not participate in any litigation seeking to effect or facilitate a change in control, (vii) not seek to amend, the charter or bylaws of the Company or the Bank, (viii) not acquire beneficial ownership of 10.0% or more of the outstanding Common Stock of the Company, (ix) not aid any of his affiliates to do any of the foregoing.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

	99.1	Press Release issued June 10, 2008 regarding issuance of trust preferred securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC FIRST BANCORP, INC.

Dated: June 10, 2008	/s/ Paul Frenkiel
Name: Paul Frenkiel
Title: Chief Financial Officer